Exhibit 11.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Statement of iPic Entertainment Inc. on Form 1-A of our report dated December 5, 2017 on the consolidated financial statements of iPic-Gold Class Entertainment, LLC and to the reference to us under the heading "Experts" in the Offering Circular, which is part of this Offering Statement.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

December 22, 2017